                                                                    Exhibit 99.1

INVESTOR RELATIONS CONTACT:                           PRESS CONTACT:

Mindy Kohl                                            Jennifer Menard

Netegrity, Inc.                                       Netegrity, Inc.
(781) 530-6061                                        (781) 530-6202
mkohl@netegrity.com                                   jmenard@netegrity.com

                       NETEGRITY ANNOUNCES Q1 2003 RESULTS

WALTHAM, MA - APRIL 21, 2003 - Netegrity, Inc. (Nasdaq: NETE), a leading provider of identity and access management solutions, today announced financial results for its first quarter ended March 31, 2003. Total revenues were $16.7 million for the first quarter of 2003, a 2 percent increase over total revenues of $16.3 million for the fourth quarter of 2002. License revenues for the first quarter of 2003 were $8.4 million, compared to $8.3 million in the fourth quarter. The Company reported a net loss on a GAAP basis for the first quarter of 2003 of $(4.9) million, or $(0.14) per share, compared to $(7.4) million or $(0.22) per share for the fourth quarter of 2002. The net losses for both Q1 and Q4 include non-cash software amortization of $2.7 million. The non-GAAP net loss (defined as GAAP net loss excluding non-cash software amortization) was $(2.2) million or $(0.06) per share for the first quarter of 2003, compared to a non-GAAP net loss of $(4.7) million or $(0.14) per share for the fourth quarter of 2002.

As of March 31, 2003, Netegrity had $91.8 million in cash and marketable securities. Cash provided by operating activities was $4.7 million for the first quarter of 2003.


"I am pleased with our solid performance this quarter, the progress we are making towards profitability, and the traction we are already seeing with our new products," said Barry Bycoff Netegrity chairman, president, and CEO. "Netegrity's expanded identity and access management product line is enabling us to further broaden our market opportunity while providing our existing customers with the integrated solution they require as they expand their business initiatives."

Q1 2003 HIGHLIGHTS

- Netegrity signed agreements with 23 new customers and had 43 follow on software deals, bringing the total number of customers to 719.

- Netegrity announced that it has added user provisioning technology to its identity and access management product line to provide customers with a solution that integrates access control, user administration, and resource provisioning.

- Netegrity delivered the Netegrity SAML (Security Assertion Markup Language) Affiliate Agent which provides an out of the box solution to enable companies to leverage SAML in order to securely exchange user identities across partner sites, regardless of the infrastructure in place.

- Netegrity announced that ePresence, Inc. will resell Netegrity's identity and access management solution, along with ePresence consulting and systems integration services, to provide customers with a solution designed to speed the integration and deployment of standards-based, secure infrastructures.

- Netegrity's identity and access management solution is now available to federal, state, and local government agencies through immixTechnology's GSA (General Services Administration) Schedule contract. This will enable Netegrity to further penetrate this market segment.

- Netegrity's CEO Barry Bycoff has been appointed Co-Chair of the TechNet CEO Cybersecurity Task Force which will work closely with the federal government and other industry groups to help drive initiatives and best practices to protect the nation's critical technology infrastructures.

BUSINESS OUTLOOK

Netegrity's financial guidance for the second quarter of 2003 assumes that there will be no improvement in the IT spending environment in the short term. After taking into consideration this environment, Netegrity expects growth in license revenue for Q2 versus Q1 of approximately 5 percent. Assuming services and other revenue are similar to Q1, this would equate to growth in total revenue for Q2 of approximately 3 percent versus Q1. On the cost side, Netegrity expects operating expenses to be approximately the same as in Q1. On a GAAP basis, Netegrity expects a net loss in Q2 in the range of ($0.12) to ($0.14) per share.

These expected results for the second quarter include non-cash software amortization of approximately $2.7 million, which is not expected to continue past the second quarter. Excluding non-cash software amortization, Q2 net loss is expected to be in the range of ($0.04) to ($0.06) per share. Netegrity expects to achieve GAAP profitability on a quarterly basis when its total revenue for the quarter increases to the level of $19 to $20 million, license revenue for the quarter increases to the level of $10 to $11 million and the capitalized software has been fully amortized.


EARNINGS WEBCAST

In conjunction with this announcement, Netegrity will host a conference call today at 5:00 p.m. ET to discuss the Company's financial results. Netegrity will broadcast the conference call live via the Internet at www.netegrity.com/investors. This Webcast will also be archived for later listening at www.netegrity.com/investors. In addition, a replay by telephone will be available. To access the replay, dial (800) 475-6701, or internationally dial (320) 365-3844, and enter access code 680672.

ABOUT NETEGRITY, INC.

Netegrity, Inc. is a leading provider of security software solutions that securely manage identities and their access to enterprise information assets, letting business in while keeping risk out. Netegrity provides a comprehensive identity and access management product line for continuously evolving computing environments, including legacy, Web, and service-oriented architectures. Netegrity's flexible, standards-based offerings increase security, reduce administrative costs and enable revenue enhancement. Supported by a network of over 1100 trained integration consultants and 200 technology partners, Netegrity solutions are licensed to more than 250 million users at over 700 organizations worldwide, including more than half of the Fortune 100. Customers include industry leaders such as Aetna, Amazon.com, American Express, Bank One, General Electric, Harvard Pilgrim Health Care, the Internal Revenue Service, and Wells Fargo. For more information, visit www.netegrity.com.

                                       ###

Netegrity (R) is a registered trademark of Netegrity, Inc. All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners. Various statements in this release concerning Netegrity's future expectations, plans and prospects constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors such as, but not limited to, general economic conditions, weakness in the global economy, increased operating expenses, our ability to develop and enhance our products and services or remain competitive in product pricing, competition in the marketplace including competitors' sales strategies, development and performance of our direct and indirect sales channels, delays in product development, changes in customer and market requirements and standards, market acceptance of new products and technologies, and technological changes in the computer industry, as well as those risks more fully discussed in the Company's reports on file with the Securities and Exchange Commission including the Company's latest Form 10-K/A, Form 10-Q and any subsequent filings. In addition, any forward-looking statements represent the Company's views only as of today and should not be relied upon as representing its views as of any subsequent date. While we may elect to update forward looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change and, therefore, you should not rely on any of these forward-looking statements as representing the Company's views as of any date subsequent to today.

                                 NETEGRITY, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 Three months ended
                                                       March 31
                                                --------------------
                                                  2003        2002
                                                --------    --------
REVENUES:

Software licenses                               $  8,418    $ 13,617
Services                                           7,630       7,578
Other                                                631         775
                                                --------    --------
Total revenues                                    16,679      21,970

Cost of revenues                                   3,841       4,874
Non-cash cost of revenues                          2,699         917
                                                --------    --------
Total cost of revenues                             6,540       5,791

GROSS PROFIT                                      10,139      16,179

Selling, general, and administrative expenses     10,496      13,490
Research and development costs                     4,874       6,058
                                                --------    --------

OPERATING LOSS                                    (5,231)     (3,369)

Other income, net                                    374         656
                                                --------    --------

Loss before income taxes                          (4,857)     (2,713)

Provision for income taxes                            --          40
                                                --------    --------

NET LOSS                                        $ (4,857)   $ (2,753)
                                                ========    ========

Net loss per share attributable to common       $  (0.14)   $  (0.08)
stockholders - basic and diluted
                                                ========    ========


Weighted average common shares outstanding -
basic and diluted                                34,318       33,875
                                                ========    ========


            RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURE

              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



The second quarter of 2003 is expected to be the last quarter that includes a charge for non-cash amortization because capitalized software is expected to be fully amortized as of June 30, 2003. In order to better understand the comparability of quarters, we believe that it is important to consider non-GAAP net loss (defined as GAAP net loss excluding non-cash amortization of capitalized software) when evaluating our cost structure and measuring our progress towards profitability. Below is a table that reconciles GAAP net loss to non-GAAP net loss for the three months ended March 31, 2003 and 2002.

                                                   THREE MONTHS ENDED
                                                        MARCH 31
                                                  --------------------
                                                    2003        2002
                                                  --------    --------
GAAP net loss                                     $ (4,857)   $ (2,753)

Adjustments:

     Non-cash amortization of capitalized            2,699         917
software
                                                  --------    --------

Non-GAAP net loss                                 $ (2,158)   $ (1,836)
                                                  ========    ========

GAAP net loss per share - basic and diluted       $  (0.14)   $  (0.08)
Adjustments:

     Non-cash amortization of capitalized
software  per share - basic and diluted               0.08        0.03
                                                  --------    --------
Non-GAAP net loss per share - basic and diluted   $  (0.06)   $  (0.05)
                                                  ========    ========

Weighted average common shares outstanding -
basic and diluted                                   34,318      33,875
                                                  ========    ========




                                 NETEGRITY, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                             MARCH 31, 2003    DECEMBER 31, 2002
                                             --------------    -----------------
ASSETS

CURRENT ASSETS

Cash and cash equivalents                      $ 23,309            $ 25,707
Short-term marketable securities                 56,180              48,361
Accounts receivable, net                          7,974              15,046
Prepaid and other current assets                  2,139               3,230
(including restricted cash)
                                               --------            --------

Total current assets                             89,602              92,344

Property and equipment, net                       6,335               6,837
Long-term marketable securities                  11,216              12,655
Other intangible assets, net                      2,699               5,398
Other assets (including restricted cash)          1,096               1,128
                                               --------            --------

Total assets                                   $110,948            $118,362
                                               ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable - trade                       $  2,002            $  1,906
Accrued compensation and benefits                 2,388               4,293
Other accrued expenses                            5,139               6,530
Deferred revenue                                 15,474              14,875
                                               --------            --------
Total current liabilities                        25,003              27,604

STOCKHOLDERS' EQUITY                             85,945              90,758
                                               --------            --------

Total liabilities and stockholders' equity     $110,948            $118,362
                                               ========            ========
